FITLIFE BRANDS

First Quarter 2015 Financial Results

Safe Harbor Statement

Statements in this presentation that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this presentation. Such factors may include, but are not limited to: the ability of the Company to continue to grow revenue; and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Revenue Comparisons

1Q15 revenue of $3.8 million versus 1Q14 revenue of $6.3 million

Revenue comps difficult in light of switch to indirect distribution model

- Sell at approximately 10% discount to GNC, which in turn delivers direct to store
- To avoid disruption, customers built inventory last year, which causes difficult comparisons for 1Q15, 2Q15 & 3Q15
- ***For Example:*** March and April combined revenue 2013 vs. 2014: $3.3 and $6.4mm, respectively


$6,333
$3,842
6,000
5,000
4,000
3,000
2,000
1,000
-
(In $,000)
1Q14
1Q15

Short-term supply chain disruption contributed to backlog of $1.3 million at beginning of 2Q15

KEY INDICATOR OF BRAND STRENGTH - Retail unit volume 1Q15 up slightly compared 1Q14… sports nutrition segment increased almost 10%.

FITLIFE BRANDS

Target Operating Results

	3-5 Year Targets	1Q 2014	1Q 2015
Gross Margin	33% to 37%	37.2%	41.0%
Operating Expenses*	23% to 28%	22.6%	41.4%
Net Margin	6% to 8%	14.1%	-1.1%
Non-GAAP Net Margin*	6% to 8%	15.5%	9.4%

1Q15 Non-GAAP Net Margin 9.4% ... above targeted range of 6%-8%

Positive effect of indirect distribution model on margin levels:

- Reduction in overall direct costs "recaptured" at gross profit level
- Operating Expenses decline due to credit card fee reduction
- Long term expect overall neutral impact on net income

***Operating expense includes $402,000 (1050 basis points) of non-cash employee compensation expense...excluded from Non-GAAP Net Margin**

FITLIFE BRANDS

1Q 2015 Net Income Comparisons

1Q15 Net Income -$42,263 versus 1Q14 Net Income $893,346

1Q15 Non-GAAP Net Income $360,148 vs. 1Q14 Non-GAAP Net Income $979,681


1Q 2015 Net Income
1,100
1,000
900
800
700
600
500
400
300
200
100
0
-100
16.0%
11.0%
6.0%
1.0%
-4.0%
15.5%
9.4%
1Q14
1Q15
Net Income
Non-GAAP Net Income
Non-GAAP Net Margin

1Q15 Non-GAAP Net Margin 9.4% ... above targeted range of 6%-8%

FITLIFE BRANDS

1Q 2015 Net Income Comparisons

1Q2015 Diluted EPS ($0.01) versus $0.11 in 1Q2014

1Q15 Non-GAAP EPS $0.04 versus 0.12 in 1Q2014


$0.14
$0.12
$0.10
$0.08
$0.06
$0.04
$0.02
$0.00
-$0.02
1Q14
1Q15
EPS
Non-GAAP EPS

FITLIFE BRANDS

Balance Sheet

	Dec 2014 (in 000's)	Mar 2015 (in 000's)	Details
Cash	$4,353	$4,377	
A/R DSO	31	51	DSO Target 45 – 60 days
Inventory turns	4.6x	4.7x	Target 4 to 6 turns
Long-term Debt	$1,947	$1,822	5-year term @ 3.6%
Line of Credit	$437	$437	$3 million total line
Equity	$6,714	$6,818	

Non-GAAP Reconciliation

	1Q 2014 (in 000's)	1Q 2015 (in 000's)
Net Income (loss)	($42)	$893
Non-GAAP Net Income (Loss) Reconciliation Adjustments:		
Stock based compensation	402	86
Non-GAAP Net Income	$360	$979
Weighted average shares, diluted	8,184,126	8,527,826
Non-GAAP EPS, diluted	$0.04	$0.10

FITLIFE BRANDS